As filed with the Securities and Exchange Commission on February19, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

CATERPILLAR INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	37-0602744 (IRS Employer Identification No.)

100 NE Adams Street Peoria, Illinois 61629 (Address of Principal Executive Offices)

Caterpillar Global Mining Legacy Hourly Employees’ Savings Plan

(Full Title of the Plan)

James B. Buda
Executive Vice President, Law and Public Policy
Caterpillar Inc.
100 NE Adams Street
Peoria, IL 61629-7310
(309) 675-4429

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	1,000,000 shares (1)	$96.76 (2)	$96,760,000	$13,198.06

(1)             Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Caterpillar Global Mining Legacy Hourly Employees’ Savings Plan (the “Plan”).  In addition, Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall cover any additional shares of Caterpillar Inc. Common Stock issued pursuant to the Plan as a result of any stock split, stock dividend or similar transaction.

(2)             Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sales prices of a share of Caterpillar Inc. Common Stock, as reported on the New York Stock Exchange - Composite Transactions System on February 13, 2013.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement relates to the registration of 1,000,000 shares of common stock, par value $1.00 per share, of Caterpillar Inc. (“Caterpillar,” the “Registrant” or the “Company”) to be offered from time to time pursuant to the Caterpillar Global Mining Legacy Hourly Employees’ Savings Plan (the “Plan”).

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information required by Item 1 and Item 2 of Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b).  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been filed by Caterpillar with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are hereby incorporated by reference in this Registration Statement (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and

•                  Current Report on Form 8-K filed with the SEC on January 18, 2013.

In addition, all documents subsequently filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Description of Common Stock

The authorized common stock of the Company consists of two billion (2,000,000,000) shares of common stock, par value $1.00 per share. At December 31, 2012, there were 655,048,493 shares of common stock outstanding.

All issued and outstanding shares of common stock of the Company, including the shares of common stock offered pursuant to this prospectus, are or will be fully paid and non-assessable. Holders of common stock have no preemptive, subscription or conversion rights and are not liable for further calls or assessments. Subject to the prior right of any future series of preferred stock, holders of common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available and to share ratably in the assets available for distribution upon liquidation. Each share of common stock is entitled to one vote at all meetings of stockholders. The holders of common stock are not entitled to cumulative voting rights in the election of directors.

The common stock of the Company is listed on the New York Stock Exchange in the United States. In addition, as of the date of this prospectus, the common stock or stock equivalents of the Company are also traded on stock exchanges in Belgium, France, Germany, Great Britain and Switzerland. The Transfer Agent and Registrar for our common stock is Computershare Shareowner Services.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Delaware Law on Indemnification

Section 145 of the Delaware General Corporation law (the “DGCL”) allows us to indemnify directors and officers as well as other employees against expenses (including attorneys’ fees), judgments, fines, and settlement amounts for certain actions or proceedings (other than a “derivative” action by or on behalf of the Company) if they acted in good faith and in the best interests of the Company. If the matter is a criminal proceeding, indemnification would only occur if the individual had no reasonable cause to believe their conduct was unlawful.

A similar standard applies to derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action. If the individual has been found liable to the Company, indemnification requires court approval.

Section 102(b)(7) of the DGCL allows us to provide in our certificate of incorporation that a director shall not be personally liable to the Company or its shareholders for monetary damages for a breach of fiduciary duty unless the breach: (i) relates to the duty of loyalty; (ii) involves intentional misconduct or knowing violation of law; (iii) involves payment of unlawful dividends, stock purchases or redemptions; or (iv) involves a transaction from which the director derived an improper personal benefit.

Caterpillar By-Laws and Certificate of Incorporation

Under Article V of our bylaws, we agree to indemnify officers and directors to the full extent permitted by Delaware law. In addition, our board of directors may in its discretion indemnify any person other than an officer or director made a party to any action by virtue of their employment with Caterpillar. Article Ninth of our restated certificate of incorporation provides for indemnification of directors consistent with Section 102(b)(7) of the DGCL. We also maintain directors’ and officers’ liability insurance in the amounts and subject to the conditions set forth in those policies.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement:

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Caterpillar Inc. effective June 13, 2012 (incorporated by reference from Exhibit 3.1 to Caterpillar’s Quarterly Report on Form 10-Q filed on August 6, 2012)

3.2	Bylaws of Caterpillar Inc., as amended and restated as of June 13, 2012 (incorporated by reference from Exhibit 3.2 to Caterpillar’s Quarterly Report on Form 10-Q filed on August 6, 2012)

4.1	Amended and Restated Caterpillar Global Mining Legacy Hourly Employees’ Savings Plan effective January 1, 2013

23.1	Consent of PricewaterhouseCoopers LLP

24	Powers of Attorney (contained in the signature page to this Registration Statement)

In lieu of the opinion of counsel or determination letter with respect to the Plan, the Company hereby undertakes that it will submit or has submitted the Plan and any amendment to the Plan to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.  Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; or

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, State of Illinois on the 19th day of February, 2013.

CATERPILLAR INC.

By	/s/James B. Buda
	Name:	James B. Buda
	Title:	Executive Vice President, Law and Public Policy

Each person whose signature appears below constitutes and appoints James B. Buda, Christopher C. Spears and Christopher M. Reitz, and each of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments, including post-effective amendments, thereto), and any registration statement filed pursuant to Rule 462(b) of the Securities Act in connection with the securities registered hereunder, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature	Title

February 19, 2013	/s/Douglas R. Oberhelman	Chairman of the Board and
	(Douglas R. Oberhelman)	Chief Executive Officer

February 19, 2013	/s/ Bradley M. Halverson	Group President and
	(Bradley M. Halverson)	Chief Financial Officer

February 19, 2013	/s/Jananne A. Copeland	Chief Accounting Officer
(Jananne A. Copeland)

February 19, 2013	/s/David L. Calhoun	Director
(David L. Calhoun)

February 19, 2013	/s/Daniel M. Dickinson	Director
(Daniel M. Dickinson)

February 19, 2013	/s/Juan Gallardo	Director
(Juan Gallardo)

February 19, 2013	/s/David R. Goode	Director
(David R. Goode)

February 19, 2013	/s/Jesse J. Greene, Jr.	Director
(Jesse J. Greene, Jr.)

February 19, 2013	/s/Jon M. Huntsman, Jr.	Director
(Jon M. Huntsman, Jr.)

February 19, 2013	/s/Peter A. Magowan	Director
(Peter A. Magowan)

February 19, 2013	/s/Dennis A. Muilenburg	Director
(Dennis A. Muilenburg)

February 19, 2013	/s/William A. Osborn	Director
(William A. Osborn)

February 19, 2013	Charles D. Powell	Director
(Charles D. Powell)

February 19, 2013	/s/Edward B. Rust, Jr.	Director
(Edward B. Rust, Jr.)

February 19, 2013	/s/Susan C. Schwab	Director
(Susan C. Schwab)

February 19, 2013	/s/Joshua I. Smith	Director
(Joshua I. Smith)

February 19, 2013	/s/Miles D. White	Director
(Miles D. White)

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Peoria, the State of Illinois.

CATERPILLAR GLOBAL MINING LEGACY HOURLY EMPLOYEES’ SAVINGS PLAN

February 19, 2013	By:	/s/LeAnne K. Moritz
		Name:	LeAnne K. Moritz
		Title:	Plan Administrator

Exhibit Index

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Caterpillar Inc. effective June 13, 2012 (incorporated by reference from Exhibit 3.1 to Caterpillar’s Quarterly Report on Form 10-Q filed on August 6, 2012)

3.2	Bylaws of Caterpillar Inc., as amended and restated as of June 13, 2012 (incorporated by reference from Exhibit 3.2 to Caterpillar’s Quarterly Report on Form 10-Q filed on August 6, 2012)

4.1	Amended and Restated Caterpillar Global Mining Legacy Hourly Employees’ Savings Plan effective January 1, 2013

23.1	Consent of PricewaterhouseCoopers LLP

24	Powers of Attorney (contained in the signature page to this Registration Statement)

In lieu of the opinion of counsel or determination letter with respect to the Plan, the Company hereby undertakes that it will submit or has submitted the Plan and any amendment to the Plan to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.